F O R    I M M E D I A T E    R E L E A S E


                            PRESS RELEASE


                                      December 1, 1995
                                      For more information contact:
                                      Erin Ibele    (419) 247-2800
                                      Robert Pruger (419) 247-2800

                   HEALTH CARE REIT, INC. ANNOUNCES
                       SELF-ADMINISTERED STATUS

          Toledo, Ohio, December 1, 1995....Health Care REIT, Inc.
(NYSE/HCN) is pleased to announce that today it became a self-administered REIT through completion of the merger of First Toledo Advisory Company and the Company.

          George L. Chapman, President of the Company, stated,
"Health Care REIT, Inc.'s move to self-administered status is another positive step in repositioning the Company in the capital markets."

          Health Care REIT, Inc. is a real estate investment trust that invests in health care facilities, primarily nursing homes and assisted living and retirement facilities. The Company also invests in specialty care hospitals and primary care facilities.